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Rowan Companies, Inc.
News Release                                     2800 Post Oak Boulevard, Suite 5450
Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                        October 14, 2004

ROWAN ANNOUNCES AGREEMENT TO SELL ERA AVIATION, INC.

HOUSTON, TEXAS - Rowan Companies, Inc. (NYSE: RDC) (“Rowan”) today announced an agreement to sell 100% of the common stock of Era Aviation, Inc., a wholly-owned subsidiary of Rowan, to SEACOR Holdings Inc. (NYSE: CKH) (“SEACOR”). The purchase price is approximately $118.1 million in cash, subject to post-closing working capital adjustments. The transaction is expected to be completed within 30 to 60 days, subject to customary regulatory reviews.

Era is a leading provider of helicopter services for oil and gas operations in the Gulf of Mexico and Alaska and also conducts firefighting, flightseeing and utility activities in the Western U.S. and Alaska. Era also operates a fixed wing commuter airline and charter business in Alaska. Era employs approximately 900 personnel and owns a fleet of 81 helicopters and 16 fixed wing aircraft.

Danny McNease, Rowan’s Chairman and Chief Executive Officer, commented, “As previously reported, we have been actively reviewing strategic options for our aviation operations for the past several months, including a sale of the business. We have determined that the sale of Era will better allow Era to focus on growing its customer and asset bases while continuing to provide the quality service for which it has become known. It will also allow Rowan to exit a non-core business and concentrate management’s efforts on improving results from its contract drilling and manufacturing businesses. With SEACOR’s reputation for quality operations and excellent management, we are confident that Era’s customers will continue to receive an excellent level of service.”

Rowan intends to utilize a portion of the proceeds to make a $60 million contribution to its defined benefit pension plan and to pay a special dividend to shareholders of 25¢ per share. The record and payment dates for the dividend will be determined later by the Company’s Board of Directors.

Charles Fabrikant, SEACOR’s Chairman and Chief Executive Officer, commented, “The acquisition of Era will substantially increase SEACOR's exposure to the Gulf of Mexico helicopter market. Era operates mostly twin-engine equipment, serving the drilling - “crew change” market and has large equipment that can support deep-water operations. We expect the combination of Tex-Air and Era will result in synergies. The acquisition of Era is consistent with SEACOR’s recently developed plan to invest cash, previously dedicated to foreign operations, in U.S. assets.

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“Era has built an excellent long-term operating and safety record - providing safe, efficient, and reliable service through the medium of high-quality equipment, and well-trained and talented personnel, factors critical to building long-term relationships with major integrated oil companies. Era’s management and personnel are to be commended for building an excellent organization and performance record, and we look forward to their continuing contribution as part of the new combined operation.”

Simmons & Company International served as financial advisor to Rowan for this transaction.

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services. The Company also operates a mini-steel mill, a manufacturing facility that produces heavy equipment for the mining, timber and transportation industries, and a drilling products division that has designed or built about one-third of all mobile offshore jack-up drilling rigs, including all 24 operated by the Company. The Company’s stock is traded on the New York Stock Exchange and the Pacific Exchange - Stock & Options. Common Stock trading symbol: RDC. For additional information, contact William C. Provine, Vice-President - Investor Relations, at 713-960-7575 or visit Rowan’s website at www.rowancompanies.com.

SEACOR and its subsidiaries are engaged in the operation of a diversified fleet of offshore support vessels that service oil and gas exploration and development activities in the U.S. Gulf of Mexico, the North Sea, West Africa, Asia, Latin America and other international regions. Other business activities primarily include environmental services, inland river operations, and offshore aviation services. For additional information, contact Randall Blank, Executive Vice President and Chief Financial Officer, at (281) 899-4800 or (212) 307-6633 or visit SEACOR’s website at www.seacorholdings.com.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the contemplated transaction between Rowan and SEACOR, the parties’ plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Rowan’s and SEACOR’s respective managements and are subject to significant risks and uncertainties. The following factors, among others, could affect the transaction and the anticipated results: the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Act, the receipt of other requisite consents and approvals, the parties’ ability to achieve expected synergies in the transaction and other factors disclosed in the documents filed by Rowan or SEACOR with the Securities and Exchange Commission.